As filed with the Securities and Exchange Commission on September 21, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

QC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

KANSAS	6099	48-1209939
(State or other jurisdiction of incorporation or organization)	(Primary Standard Classification Code Number)	(I.R.S. Employer Identification Number)

2812 West 47th Avenue, Kansas City, Kansas 66103

(Address of principal executive offices) (ZIP code)

QC Holdings, Inc. 1999 Stock Option Plan

QC Holdings, Inc. 2004 Equity Incentive Plan

Consultant Stock Option

(Full title of the plan)

Darrin J. Andersen

President and Chief Operating Officer

2817 West 47th Avenue

Kansas City, Kansas 66103

(913) 439-1100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Craig L. Evans

Shook, Hardy & Bacon L.L.P.

2555 Grand Blvd.

Kansas City, Missouri 64108-2613

(816) 474-6550

Facsimile: (816) 421-5547

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
2004 Equity Incentive Plan Common Stock	3,000,000

1999 Stock Option Plan Common Stock	1,462,500

Other Stock Awards Common Stock	200,000	(2)

TOTAL	4,662,500		$15.96	$74,413,500	$9429

(1)	Pursuant to Rule 416(a), this registration statement also covers any additional shares of common stock issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction that occurs without the receipt of consideration and that increases the number of our outstanding shares of common stock.
(2)	Represents shares of common stock issuable upon the exercise of a stock option granted to one of the Registrant’s officers pursuant to a prior consulting agreement.
(3)	Estimated for the purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, and based on the average of the high and low prices of our common stock reported on the Nasdaq National Market on September 20, 2004.

EXPLANATORY NOTE

This Registration Statement registers up to (i) 1,462,500 shares of common stock of QC Holdings, Inc. (the “Company”) that are available for issuance upon the exercise of stock options granted under the Company’s 1999 Stock Option Plan (the “1999 Plan”), (ii) 3,000,000 shares of common stock of the Company that are available for issuance upon the exercise of stock options and other stock awards granted under the Company’s 2004 Equity Incentive Plan (the “2004 Plan”), and (iii) 200,000 shares of common stock of the Company reserved for issuance upon the exercise of stock options (the “Albin Option”) granted to Mr. Robert L. Albin, an officer of the Company, which stock option was granted to Mr. Albin pursuant to a prior consulting agreement with the Company. The stockholders of the Company have approved the 1999 Plan, 2004 Plan and the Albin Option.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated herein by reference: (i) the prospectus filed by the Registrant pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Registration Statement on Form S-1, as amended (File No. 333-115297), on May 7, 2004, which contains audited financial statements of the Registrant for the latest fiscal year for which such statements have been filed; and (ii) the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004; (iii) the description of the Common Stock of the Registrant which is contained in the Registrant’s Registration Statement on Form 8-A (File No. 000-50840), including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents, except as to specific sections of such documents as set forth therein.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Shook, Hardy & Bacon L.L.P. has passed on the validity of the shares of Common Stock identified above. The financial statements incorporated by reference in this Registration Statement have been audited by Grant Thornton LLP, independent registered public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

Item 6. Indemnification of Directors and Officers

(a) Section 17-6305 of the Kansas General Corporation Code (the “Indemnification Statute”) provides for indemnification by a corporation of its corporate officers, directors, employees and agents. The Indemnification Statute provides that a corporation may indemnify such persons who have been, are, or are threatened to be made a party to an action, suit or proceeding due to his or her status as a director, officer, employee or agent of the corporation. Further, the Indemnification Statute grants authority to a corporation to implement its own broader indemnification policy. Article IX of the Registrant’s amended and restated articles of incorporation requires the Registrant to indemnify its directors and officers to the fullest extent provided by Kansas law.

(b) Article X of the Registrant’s amended and restated articles of incorporation provides that a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Section

17-6002(b)(8) of the Kansas General Corporation Code provides that this provision does not limit or eliminate liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of the Kansas General Corporation Code or (iv) for any transaction from which the director derived an improper personal benefit.

(c) The Registrant has entered into indemnification agreements with the Registrant’s directors and officers, which, among other things, (a) confirm the present indemnity permitted under the Indemnification Statute, (b) provide that, in addition, the directors and officers shall be indemnified to the fullest possible extent permitted by law against all expenses (including attorneys’ fees), judgments, fines, and settlement amounts, paid or incurred by them in any action or proceeding, including any action by or in the right of the Registrant, on account of their services to or at the request of the Registrant, and (c) provide procedures for notification and defense of a claim. However, no indemnity will be provided on account of conduct unless the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests the Registrant, or with respect to any criminal action or proceeding, had had no reasonable cause to believe that his conduct was unlawful. The indemnification agreements also provide that the Registrant will advance the expenses of defending an action, lawsuit or other proceeding to the indemnitee before the matter is disposed of and the indemnitee agrees to repay any such advances to the Registrant if it is later determined that he or she was not entitled to indemnification.

(d) Section 1 of Article VIII of the Registrant’s amended and restated bylaws requires the Registrant to indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, other than an action by or in the right of the Registrant, by reason of the fact that he or she is or was an officer or director of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another enterprise against expenses, including attorneys’ fees, judgments, fines, and settlement amounts, actually and reasonably incurred by him or her in connection with such action, suit, or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

(e) Section 2 of Article VIII of the Registrant’s amended and restated bylaws requires the Registrant to indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that he or she is or was an officer or director of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another enterprise against settlement amounts and all expenses (including attorneys’ fees) actually and reasonably incurred by such person in defense, settlement or appeal of such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant. No indemnification will be made, however, if the person is adjudged liable to the Registrant unless and only to the extent that a court determines that indemnification is fair and reasonable in view of all the circumstances of the case.

(f) Section 7 of Article VIII of the Registrant’s amended and restated bylaws permits the Registrant to insure any person against any liability incurred by such person by reason of the fact that such person is or was serving as a director or officer of the Registrant or as a director or officer of another enterprise at the Registrant’s request, whether or not the Registrant would have the power to indemnify such person under the provisions described above. The Registrant has obtained directors’ and officers’ liability insurance for each of its directors and executive officers which (subject to certain limits and deductibles) (i) insures such persons against loss arising from certain claims made against them by reason of such persons being a director or officer, and (ii) insures the Registrant against loss which it may be required or permitted to pay as indemnification due such persons for certain claims. Such insurance may provide coverage for certain matters as to which the Registrant may not be permitted by law to provide indemnification.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following Exhibits are filed herewith or incorporated herein by reference:

Exhibit Number	Description

4.1	Amended and Restated Articles of Incorporation (filed as Exhibit 3.4 to Registrant’s Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-115297) filed on June 10, 2004, and incorporated herein by reference).

4.2	Amended and Restated Bylaws of Registrant (filed as Exhibit 3.5 to Registrant’s Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-115297) filed on June 10, 2004, and incorporated herein by reference).

4.3	Specimen Stock Certificate (filed as Exhibit 4.1 to Registrant’s Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-115297) filed on June 24, 2004, and incorporated herein by reference).

4.4	QC Holdings, Inc. 1999 Stock Option Plan (filed as Exhibit 10.1 to Registrant’s Registration Statement on Form S-1 (File No. 333-115297) filed on May 7, 2004, and incorporated herein by reference).

4.5	QC Holdings, Inc. 2004 Equity Incentive Plan (filed as Exhibit 10.2 to Registrant’s Amended No. 3 to the Registration Statement on Form S-1 (File No. 333-115297) filed on July 9, 2004, and incorporated herein by reference).

5.1	Opinion of Shook, Hardy and Bacon, L.L.P.

23.1	Consent of Grant Thornton LLP.

23.2	Consent of Shook, Hardy and Bacon, L.L.P. (contained in Exhibit 5.1).

24.1	Power of Attorney included on the signature page of this Registration Statement.

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Kansas, on September 21, 2004.

QC HOLDINGS, INC

By:	/S/ DARRIN J. ANDERSEN
Darrin J. Andersen President and Chief Operating Officer

We, the undersigned officers and directors of QC Holdings, Inc., hereby severally constitute Don Early, Darrin J. Andersen and Douglas E. Nickerson and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement filed herewith and any and all amendments to said Registration Statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable QC Holdings, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ DON EARLY Don Early	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	September 21, 2004

/S/ MARY LOU ANDERSEN Mary Lou Andersen	Vice Chairman, Secretary and Director	September 21, 2004

/S/ DARRIN J. ANDERSEN Darrin J. Andersen	President and Chief Operating Officer	September 21, 2004

/S/ DOUGLAS E. NICKERSON Douglas E. Nickerson	Chief Financial Officer (Principal Financial and Accounting Officer)	September 21, 2004

/S/ GREGORY L. SMITH Gregory L. Smith	Director	September 21, 2004

/S/ RICHARD B. CHALKER Richard B. Chalker	Director	September 21, 2004

/S/ GERALD F. LAMBERTI Gerald F. Lamberti	Director	September 21, 2004

/S/ FRANCIS P. LEMERY Francis P. Lemery	Director	September 21, 2004

/S/ MARY V. POWELL Mary V. Powell	Director	September 21, 2004

EXHIBIT INDEX

Exhibit Number

5.1	Opinion of Shook, Hardy & Bacon LLP. .

23.1	Consent of Grant Thornton LLP